Exhibit 10.1.58

THE USE OF THE FOLLOWING NOTATION IN THIS EXHIBIT INDICATES THAT THE CONFIDENTIAL PORTION HAS BEEN OMITTED PURSUANT TO ITEM 601(b)(10)(iv) WHEREBY CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED BECAUSE IT IS BOTH NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED: [***]

BOEING LINE FIT TESTING & DOCUMENTATION STATEMENT OF WORK

This Statement of Work (“SOW”) is entered into as of February 18, 2019 (the “Effective Date”) and is governed by the Amended and Restated Product Development and Manufacturing Agreement dated April 1, 2016, between Gogo LLC (“Gogo”), and ThinKom Solutions, Inc. (“ThinKom”) (the “Agreement”) Capitalized terms used but not defined herein shall have the meanings set forth in the Agreement. Described within this SOW is the project, which consists of the Deliverables to be provided by ThinKom, ThinKom responsibilities, and the related Gogo responsibilities to be provided in accordance with the terms of this SOW. To the extent there is any contradiction, inconsistency or ambiguity between the terms of this SOW and the Agreement, this SOW will govern.

1.	PROJECT BACKGROUND

The Boeing testing and documentation project is a follow-on effort to Gogo’s next generation hardware program. The goal of the SOW is to obtain Boeing hardware qualification. This SOW contains the testing and documentation deliverables flowed down by Boeing.

This SOW covers the following key areas:

1.	References

2.	Project Scope

3.	Work

4.	Program Milestones

5.	Data Requirements List

6.	Test Units

7.	Project Management and Coordination

8.	Finance and Payment

2.	REFERENCES

The following is a list of reference documents to be used for the ThinKom [***] Boeing qualification. The ThinKom Line Fit [***] shall hereinafter collectively be referred to as [***].

[***]

3.	PROJECT SCOPE

This SOW describes the effort requested by Gogo to ThinKom for Boeing qualification testing and documentation of the [***]. ThinKom shall perform all tasks required to test and qualify the [***] to the Boeing requirements of this SOW.

Any changes to this SOW, or increase in cost, must be mutually agreed to and authorized in writing by Gogo Project Manager and ThinKom Program Manager (See Section 8).

The scope of this program will be considered successfully complete upon Gogo’s approval/acceptance of the test report(s) and Boeing data requirements.

For the purposes of this SOW, Section 7.1 of the Agreement shall govern all Technology designations and notifications for any applicable exchanges up until the December 5, 2018 effectivity of the Product Enhancement and License Agreement (“PELA”) executed by the Parties. Any applicable exchanges after the December 5, 2018 effectivity of the PELA shall be governed by the PELA; however, the Parties agree that the deadline for the initiation of any Technology claims pursuant to the PELA, related to this SOW shall be March 31, 2019.

4.	WORK

ThinKom will be responsible for the qualification testing and data requirements of the [***] for Gogo. The work to be completed by ThinKom is given in the following details:

1.	ThinKom shall conduct qualification testing of the [***], in accordance with the Boeing requirements, and Gogo documents.

2.	Line Fit Qualification, including but not limited to QTPs and QTRs, shall include the ThinKom part numbers and may also include the Gogo reference numbers of ThinKom’s part numbers.

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3.	Gogo and/or Boeing shall have the opportunity to observe testing.

4.	ThinKom shall support Gogo or Boeing concerns during testing

5.	ThinKom shall generate formal test reports for Gogo’s approval/acceptance.

6.	ThinKom shall generate required data documentation related to the qualification testing for Gogo’s approval/acceptance.

7.

If the [***] fail testing, and it is determined that the failure is the result of ThinKom design error or is a failure of a component that is within ThinKom’s responsibilities, then ThinKom shall be responsible to make changes and for the cost of making changes to the design to enable it to pass testing and provide a Qualification Failure Report (QFR) with [***] of failure, or as soon thereafter as practical.

8.

ThinKom shall be responsible for associated program management activities performed in accordance with this SOW including establishing and maintaining a project schedule, providing project status and monitoring program risks (in addition to providing associated mitigation plans)

9.	ThinKom shall conduct and successfully complete program milestones

10.	ThinKom shall produce required deliverables as specified in Section 6, in order to successfully closeout each program milestone

11.	ThinKom shall produce required quantities of test units and spares for the qualification testing, which will be purchased by Gogo under a separate purchase order.

12.

ThinKom shall be responsible for associated program management activities performed in accordance with this SOW including establishing and maintaining a project schedule, providing project status and monitoring program risks (in addition to providing associated mitigation plans)

13.	ThinKom shall support any Gogo Failure Analysis or Conformity with Boeing on test articles.

5.	PROGRAM MILESTONES

1.	Gogo has provided Qualification Test Procedure format

2.	Qualification Test Procedure (QTP) Submit: Date per Table 6-1

3.	Qualification TRR: [***]

4.	Qualification Test Report (QTR) Submit: Date per Table 6-1

It shall be the responsibility of ThinKom to conduct and adhere to the criteria and deliverables as specified herein for each milestone.

5.1	Qualification Test Procedure (QTP) Submit

ThinKom shall generate Boeing qualification test procedures (QTPs) that are designed to verify that the [***] meet all the Boeing requirements. The QTP shall be written in the Gogo-provided format. Once provided to and approved by Gogo, these QTPs will be delivered to Boeing for their approval. It shall be the responsibility of ThinKom to make any specified changes to the QTPs to meet the Boeing requirements for approval as soon as practical after receiving comments from Gogo/OEM. The milestone date for QTP submittals are planned to allow adequate time to complete the iterative process of review, comment incorporation, re-review and approval.

5.2	Qualification TRR

A Test Readiness Review (TRR) is conducted to determine if the system under review is ready to proceed into formal testing by confirming the test procedures are complete and verify their compliance with Boeing requirements. A TRR is normally conducted before each major test configuration item including hardware and software and provides management with the assurance that a system has undergone a thorough test process and is ready for turnover to the next test phase.

The TRR assesses test objectives, test methods and procedures, scope of tests, and safety and confirms that required test resources have been properly identified and coordinated to support planned tests. The TRR verifies the traceability of planned tests to program requirements and user needs. The TRR also assesses the system under review for development maturity, cost/ schedule effectiveness, and risk to determine readiness to proceed to formal testing.

TRR success criteria includes the following:

[***]

The purpose of the TRR is to identify and establish (at a minimum) the following:

•	Qualification Test Procedure(s)

•	Final Environmental Qualification Test Procedure

•	Final Electrical Qualification Test Procedure

•	Final Structure Qualification Test Procedure (Crash Safety)

•	Final Requirements Verification Matrix

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The following deliverables shall be provided to Gogo [***] prior to TRR:

Table 5-2: Document Deliverables

Deliverable ID	Deliverable Title	Document Number (If available)	Format
1.0	TRR Slides	N/A	.ppt
2.0	Final Environmental Qualification Test Procedure	TBD	.doc
3.0	Final Electrical Qualification Test Procedure	TBD	.doc
4.0	Final Structure Qualification Test Procedure (Crash Safety)	TBD	.doc
5.0	Final Requirements Verification Matrix	TBD	.xls

Prior to proceeding with formal test, ThinKom’s Qualification Test Procedure must be reviewed and approved by Gogo.

ThinKom is responsible for advising Gogo no less than [***] prior to the start of qualification testing to allow Gogo time to schedule a test witness from Gogo. Gogo is responsible for scheduling and coordinating a test witness at ThinKom’s facility or an approved ThinKom designated facility, should Gogo desire to do so.

5.3	Qualification Test Report (QTR) Submittal

Upon completion of testing, ThinKom shall submit Formal Test Reports to Gogo no more than [***] after the conclusion of testing. The QTRs shall be written in the Gogo-approved format. Gogo shall review and provide acceptance to Formal Test Report.

5.4	QTR Acceptance/Closeout

Once provided to and approved by Gogo, these QTRs will be provided to Boeing for their approval. It shall be the responsibility of ThinKom to make any specified changes to the QTRs to meet the Boeing requirements for approval as soon as practical after receiving comments from Gogo/OEM. The milestone dates for QTR submittals are planned to allow adequate time to complete the iterative process of review, comment incorporation, re-review and approval.

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6.	DATA REQUIREMENTS LIST

In addition to qualification testing, Boeing requires multiple data documents that detail various aspects relating to design and operability of the [***]. ThinKom shall provide those documents listed in Tables 6-1, written per formats of Boeing document [***]

Table 6-1: Boeing Document Requirements List

[***]

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7.	Test Units

Qualification Hardware is defined as follows:

Red Label unit – An equivalent to a black label unit with regards to design maturity and capability. However, a Red Label unit [***]. While a Red Label unit has hardware that is equivalent to the final product, some software may have known open items. In this SOW, Red Label Units will be delivered for use by Gogo for internal testing and used by ThinKom for qualification testing. Red Label Units shall be built per ThinKom’s production processes.

There shall be [***] of each LRU that can be tested simultaneously for Qual testing.

There shall be [***] of each LRU that will be used as spares.

[***] of each LRU are required in total for the formal qualification effort.

The above are estimated quantities and the actual quantities required will be purchased on a separate purchase order.

8.	PROJECT MANAGEMENT AND COORDINATION

a.	Single Point of Contact

All contractual correspondence will be transmitted through a single point of contact for Gogo and ThinKom. The single point of contact for Gogo is the Gogo Project Manager, and for ThinKomr it is the ThinKom Program Manager. The key program personnel and contacts are:

[***]

b.	Status Reports and Meetings

ThinKom shall use Microsoft Project as its project-scheduling tool. ThinKom shall create a detailed project plan that will specify task dependencies within the project as well as dependencies on Gogo’s activities and commercial item availability. Using this plan as the primary tool, ThinKom will be able to modify task orders and priorities as necessary should changes occur regarding hardware availability or functionality. ThinKom will be able to determine whether the allocation of additional human resources to the project would benefit the schedule and will be able to provide Gogo with weekly updates to the schedule status.

c.	Scope Management

During the period of this contract ThinKom shall notify the Gogo Project Manager, in writing, of any activity that is requested that is not covered in the stated requirements for this work scope. If the Gogo Project Manager determines that the work activity is outside the scope of this SOW, then further discussions will be held to clearly define the new requirements and its impact to schedule and cost. If appropriate, this SOW will be amended to address the work scope change. No payment will be made for activities performed outside of the scope of this SOW without the written consent of the Gogo Project Manager and the ThinKom Program Manager.

d.	Weekly Review

A weekly project review meeting will be held between Gogo staff and ThinKom staff to cover the following topics in order to ensure successful project execution:

1)	Weekly project status and plan

2)	Resolution of previous issues

3)	New issues, action items, and risks

Additional meetings may be scheduled as requested by Gogo or ThinKom.

e.	Site Visitation

Gogo will, at Gogo’s expense, have the option to travel to ThinKom for any of the weekly meetings, testing or conformities.

9.	FINANCE AND PAYMENT

Invoices must reference the appropriate Purchase Order Number, line item, and description. Testing and other services included to deliver all of the required documents will be paid using a Time & Material arrangement. The labor rate is [***]. Red Label hardware provided to support the development and qualification contemplated under this SOW will be charged by ThinKom to Gogo at the rates of [***]. The fees for the efforts under this SOW with the exclusion of hardware costs shall not exceed [***] without written consent of the Customer Program Manager and ThinKom Program Manager. ThinKom shall invoice monthly with payments due [***] from receipt of invoice.

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IN WITNESS, WHEREOF the parties hereto, by their duly authorized representatives, have executed this Agreement as of the date first set forth above.

GOGO LLC		THINKOM SOLUTIONS, INC.

By:	/s/ Anthony J. Haro	By:	/s/ Greg Otto
Name:	Anthony J. Haro	Name:	Greg Otto
Title:	VP, Supply Chain	Title:	VP Sales & Marketing

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